Cooperation Agreement on

China Education Resource Service Platform Accepting

the Guidance of

Basic Education Curriculum Textbook Development Centre of

the Ministry of Education

Party A:  Today’s Teachers Technology and Culture Limited

Party B:  Basic Education Curriculum Development Centre of the Ministry of Education

Today’s Teachers Technology and Culture Limited (hereinafter referred to as “Party A”) is a limited liability company founded in 1998 after being approved by the Administration of Industry and Commerce of Beijing Municipality. Its legal representative is Chengfeng Zhou, business license registration number 1101091489911 (1-1).  It has a registered capital of RMB 3 million, registered location at number 8, Xin Qiao Nan Street, Men Tou Gou District, Beijing. Its registered business scope includes: development of computer hardware; technology transfer; sales of books (retail), computer peripheral equipment, clothing, articles of daily use, machinery and electronics, hardware and electric devices, chemical products (excluding hazardous chemical goods and first category chemical products that can easily produce toxins), building materials, publicly-issued domestic-edition books (retail, mail order, secondary wholesale); packaging and transportation; and internet service business. The company’s actual operating address is 3rd floor, Tower A, 3 Hua Yuan Alley, An Ding Men Nei, Dong Cheng District (3rd Floor, North, Zhong Xing Jia Ye Business Service Centre).

I.

The China Education Resource Service Platform which is invested in and constructed by Party A is a website specializing in providing internet services for education purposes. It is engaged in online services to actively coordinate the curriculum reform of basic education, to completely carry out and push forward the new curriculum, to develop regional school-based teaching and research cooperation, and integrate the collective wisdom of the teaching community. It was registered on March 12, 2004 with the registered domain name of CERSP.COM, and real internet name of China Education Resource Service Platform, and registered trade market of : New Thinking (Registered Trademark Certificate number: 3450268)

Basic Education Curriculum Textbook Development Centre of the Ministry of Education (Hereinafter referred to as Party B) is a public institution subordinated to the Ministry of Education. Its main functions are: to participate in drafting textbook reform schemes and curriculum plans for the basic education curriculum, to organize and provide guidance to textbook compiling and experiments for basic education, to develop education and teaching software and relevant education and teaching resources, to carry out the evaluation of curriculum textbooks and the results of the education process, and to undertake review and approval of education textbooks.

In order to strengthen the management and improve the service level and product quality of the China Education Resource Service Platform, Party A sincerely invites Party B to provide business guidance for the China Education Resource Service Platform. After friendly discussions, the two parties reached the following agreement:

I.

Party A shall guarantee that China Education Resource Service Platform operates in accordance with the laws, and that its contents and the services it provides are in conformity with China’s constitutions and other laws, regulations, and education guidelines and policies.

II.

The China Education Resource Service Platform that is constructed by Party A will voluntarily accept the business guidance of Party B, and make efforts to follow the spirit of the new curriculum scheme.

III.

Party B affirms that Party A’s construction of China Education Resource Service Platform demonstrates its effort to promote curriculum reform in China’s basic education, and to provide internet service for the implementation of the new curriculum. Party B agrees acquire naming rights to the China Education Resource Service Platform and provide guidance for its construction and development. It will also arrange designated personnel responsible for the supervision of this work.

IV.

Party A shall provide Party B with an annual fee of RMB 1.5 million for its name use and guidance. Other relevant fees shall be paid by Party A separately.

V.

Party A shall pay Party B the name use and guidance fee in three installments of  RMB500,000 each. The time line of the payments will be the first week of the first month of each of the first three quarters.

VI.

In the case that the contents of and the services provided by China Education Resource Service Platform violate China’s constitutions and other laws and regulations, education guidelines and policies, Party B reserves the right to remove its name and guidance from the Platform and terminate this agreement. Party B will not return the name use and guidance fees that Party A has already paid to Party B.

VII.

In the case that Party A can not pay Party B the name use and guidance fee according to schedule, Party B should discuss with Party B regarding delaying payment one week in advance of the payment due date of the term. However, maximum delay of payment can not exceed one month. If Party A still can not pay Party B the name use and guidance fee, Party B will remove its name and guidance from China Education Resource Service Platform, and terminate this agreement.

VIII.

During the term of the cooperation between Party A and Party B, in the case that case one of the parties requests the termination of the cooperation due to force majeure, the parties’ cooperation agreement shall terminate automatically from the date that one party’s request of termination of this agreement has been delivered to the other party. If one party’s need for the termination of this agreement is due to other reasons, it should notify the other party one month in advance, this cooperation agreement shall terminate one month after the notification.

IX.

From the date that this agreement is terminated, Party A must immediately stop using Party B’s name on its platform. Party A shall, within three business days, void all documents, brochures, business cards, business plates and other relevant materials that use Party’s name on its platform.

X.

When the operation of the platform has made a profit, Party A should reflect it in its compensation to Party B. Specific amounts will be discussed by both parties according to the situation at the time.

XI.

The term of the parties’ cooperation is temporarily set from June 1, 2005 to May 31, 2010.

XII.

For any issues not covered in this agreement, the parties shall resolve through discussions or signing additional agreements.

XIII.

This agreement comes into two sets, one with each party.

Party A (Business Seal)

Representative (Signature)

Date:

Party B (Business Seal)

Representative (Signature)

Date: